EXHIBIT 10.5

CATERPILLAR INC.

EXECUTIVE INCENTIVE COMPENSATION PLAN
(Effective as of 01/01/2002)

Section 1. Purpose

The purpose of the Caterpillar Inc. Executive Incentive Compensation Plan ("Plan") is to advance the interests of Caterpillar Inc. and its subsidiaries (collectively, the "Company") by providing an annual incentive bonus to be paid to certain executive officers of the Company based on the achievement of pre-established quantitative performance goals. The Plan is a performance-based compensation plan as defined in Internal Revenue Code Section 162(m) of the Internal Revenue Service of 1986 as amended ("Code") and payments under the Plan are intended to qualify for tax deductibility under Section 162(m).

Section 2. Administration

The Plan shall be administered by the Compensation Committee ("Committee") of the Board of Directors of the Company ("Board"), which is composed solely of members of the Board that are outside directors, as that term is defined in Section 162(m) of the Code. The Committee shall have the authority to grant awards under the Plan to executive officers of the Company. Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee also shall have the authority and discretion to interpret the Plan, to establish and revise rules and regulations relating to the Plan, and to make any other determinations that it believes necessary or advisable for administration of the Plan.

Section 3. Performance Awards

3.1 Eligible Participants

This Plan is applicable to the Chief Executive Officer, the Group Presidents and any other officers of the Company designated by the Committee ("Eligible Participants"). Absent a specific designation, the participants will be limited to the CEO and Group Presidents.

3.2 Award Criteria

Prior to March 31 of each year for which an award ("Performance Award") is payable hereunder, the Committee shall establish the performance factors ("Performance Measures") applicable to the award for that year and the objective criteria pursuant to which the bonus for that year is to be payable. The Committee shall have sole discretion to determine the Company Performance Measures applicable to the Performance Award, and the method of Performance Award calculation. Performance Measures may be based on any of the following factors, alone or in combination, as the Committee deems appropriate: (i) return on assets; (ii) return on equity; (iii) return on sales; (iv) total shareholder return; (v) cash flow; (vi) economic value added; (vii) net earnings; (viii) earnings per share; and (ix) realized 6 Sigma benefits. Performance Targets may include a minimum, maximum and target level of performance with the size of Performance Awards based on the level attained. Once established, Performance Targets and Performance Measures shall not be changed during the Plan year defined as the fiscal year of the Company ("Performance Period"); provided, however, that the Committee may eliminate or decrease the amount of a Performance Award otherwise payable to a participant. The maximum dollar amount that any Participant may be paid in any single year under the Plan may not exceed $3 million.

3.3 Payment of Awards

As soon as practicable after the Company's audited financial statements are available for the Performance Period in which the incentive compensation will be paid, the Committee shall determine the Company's performance in relation to the Performance Targets for that Performance Period. In performing such evaluation, the Committee is authorized to make adjustments in the method of calculating attainment of performance objectives as follows (i) to exclude the dilutive effects of acquisitions or joint ventures; (ii) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (iii) to exclude restructuring and/or other nonrecurring charges; (iv) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (v) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (vi) to exclude the effects to any statutory adjustments to corporate tax; (vii) to exclude the impact of any "extraordinary items" as determined under generally accepted accounting principles; (viii) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; and (ix) to exclude any other unusual, non-recurring gain or loss or other extraordinary item. The Committee shall certify in writing the extent to which Performance Targets were satisfied.

Performance Awards shall be paid in cash within three months of the fiscal year or as soon as practicable thereafter. Federal, state and local taxes will be withheld as appropriate.

3.4 Termination of Employment

To receive a Performance Award, the participant must be employed by the Company on the last day of the fiscal year. If a participant terminates employment before such date by reason of death, disability or retirement, a payout based on the time of employment during the year shall be distributed. Participants employed on the last day of the year, but not for the entire year, shall receive a payout prorated for that part of the year for which they were participants. If the participant is deceased at the time of Performance Award payment, the payment shall be made to the recipient's designated representative.

Section 4. Change of Control

4.1 Effect on Awards

Unless the Committee shall otherwise expressly provide in the agreement relating to an award under the Plan, upon the occurrence of a Change of Control as defined below: (i) all Performance Awards for a year not completed at the time of the Change of Control shall be payable in an amount equal to the product of the maximum award opportunity for the Performance Award and a fraction, the numerator of which is the number of months that have elapsed since the beginning of the year through the later of (A) the date of the Change of Control or (B) the date the participant terminates employment, and the denominator of which is twelve.

4.2 Change of Control Defined

For purposes of the Plan, a "Change of Control" shall be deemed to have occurred if:

(a) Any person becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 ("Exchange Act")), directly or indirectly, of securities of the Company representing 15 percent or more of the combined voting power of the Company's then outstanding common stock, unless the Board by resolution negates the effect of this provision in a particular circumstance, deeming that resolution to be in the best interests of Company stockholders;

(b) During any period of two consecutive years, there shall cease to be a majority of the Board comprised of individuals who at the beginning of such period constituted the Board;

(c) The shareholders of the Company approve a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than fifty percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(d) Company shareholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

Section 5. Amendment and Termination

The Committee may amend, suspend or terminate the Plan at any time in its sole and absolute discretion. Any amendment or termination of the Plan, however shall not affect the right of a participant to receive any earned but unpaid Performance Award. The Committee may amend the Plan without shareholder approval, unless such approval is necessary to comply with applicable laws, including provisions of the Exchange Act or the Code. However, termination shall not affect any awards previously granted under the Plan.

Section 6. Section 162(m) Compliance

It is the intent of the Company that awards made pursuant to the Plan constitute "qualified performance-based compensation" satisfying the requirements of Section 162(m) of the Code. Accordingly, the Plan shall be interpreted in a manner consistent with 162(m) of the Code. If any provision of the Plan is intended to but does not comply with, or is inconsistent with, the requirements of section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to and comply with, Section 162(m) of the Code.

Nothing in this Plan precludes the Company from making additional payments or special awards to Eligible Participants outside of the Plan that may or may not qualify as "performance-based" compensation under Section 162(m), provided that such payment or award does not affect the qualification of any incentive compensation payable under the Plan as "performance-based" compensation.

Section 7. Employment Rights

No provision of the Plan nor any action taken by the Committee or the Company pursuant to the Plan shall give or be construed as giving any Eligible Participant any right to be retained in the employ of the Company or affect or limit the right of the Company to terminate such employment.

Section 8. Term

The Plan applies to each of the five calendar years during the period beginning January 1, 2002 and ending December 31, 2006. The Plan shall be effective as of January 1, 2002, subject to the approval of the Plan by the Company's stockholders. Any Performance Awards made under the Plan prior to shareholder approval shall be effective when made, but shall be conditioned on, and subject to, such approval of the Plan by stockholders.